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                                                                 Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-49357 of Cleveland Indians Baseball Company, Inc. of our report dated February 14, 1998 (March 31, 1998 as to Note 17) on the combined financial statements of Cleveland Indians Baseball Company Limited Partnership and Ballpark Management Company and of our report dated April 1, 1998 on Cleveland Indians Baseball Company, Inc., appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP



Cleveland, Ohio
May 11, 1998